EXHIBIT 10.2

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is entered into as of February 4, 2004 by and between Dendreon San Diego LLC, a Delaware limited liability company and Dendreon Corporation, a Delaware corporation (the preceding two entities referred to collectively herein as “Licensor”), and Nuvelo, Inc., a Nevada corporation (“Licensee”). Licensor and Licensee may be referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

Licensor owns or controls certain patents and related technical data and information more specifically described in this Agreement as the Patent Rights and Know-How (each as defined below).

Licensee desires to acquire from Licensor a license to the Patent Rights and Know-How for the purpose of developing and commercializing Licensed Products (as defined below), and Licensor is willing to grant such license to Licensor, upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the Parties agree as follows:

Section 1 Definitions

As used herein, the following terms have the following meanings:

1.1. “Affiliate” means any entity that controls, is controlled by, or is under common control with a Party. An entity shall be regarded as in control of another entity if it owns or directly or indirectly controls fifty percent (50%) or more of the voting stock or other ownership interest of the other entity (or if less, the maximum ownership interest permitted by law), or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the entity.

1.2. “Claim” has the meaning provided to it in Section 10.3.

1.3. “Clinical Trial Agreement” means the Agreement for Clinical Services between Licensor and Brigham and Women’s Hospital dated as of July 5, 2002.

1.4. “Confidential Information” means all business or technical information, trade secrets, know-how, techniques, data or other information, disclosed by the disclosing Party to the receiving Party in writing and marked confidential or that is disclosed orally and confirmed in writing as confidential promptly following such disclosure. Confidential Information shall not include any information that is: (a) already known to the receiving Party at the time of disclosure hereunder (other than from the other Party) as demonstrated by its written records; (b) now or hereafter becomes publicly known other than through an act or omission of the receiving Party or of anyone to whom the receiving Party disclosed such information, if the act or omission constitutes a breach of this Agreement; (c) disclosed to the receiving Party by a third party under no obligation of confidentiality; or (d) independently developed by the receiving Party’s employees, consultants, Affiliates or Sublicensees without reliance on the Confidential Information of the disclosing Party as shown by the receiving Party’s written records.

1.5. “Diligent Efforts” means the carrying out of obligations or tasks in a sustained manner consistent with the efforts that a similarly situated company in the biotechnology industry devotes to a research, development or marketing project for a pharmaceutical product or products of similar market potential, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing.

1.6. “Ebola Indication” means the diagnosis, treatment or prevention of Ebola hemorrhagic fever.

1.7. “Effective Date” means the date stated in the opening paragraph of this Agreement.

1.8. “Existing Product” has the meaning provided to it in Section 6.2.

1.9. “First Commercial Sale” means, with respect to a Licensed Product in each country, the first bona fide commercial sale by Licensee or its Affiliate or Sublicensee (other than to each other) following Regulatory Approval of the Licensed Product in such country.

1.10. “Good Manufacturing Practices” or “GMP” means current Good Manufacturing Practices and standards as provided for in the Current Good Manufacturing Practice Regulations of the United States Code of Federal Regulations Title 21 (21 CFR §§210-211) in relation to the production of pharmaceutical intermediates and active pharmaceutical ingredients, as interpreted by ICH Harmonized Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients, and subject to any arrangements, additions or clarifications agreed from time to time between the Parties.

1.11. “Indemnification Notice” has the meaning provided to it in Section 10.3.

1.12. “Indemnified Party” has the meaning provided to it in Section 10.3.

1.13. “Indemnifying Party” has the meaning provided to it in Section 10.3.

1.14. “Indication” means an indication for rNAPc for the treatment, prevention or diagnosis of a disease or condition in humans that has been approved for testing in human clinical trials by the United States Food and Drug Administration, or its equivalent governing body in any territory outside the United States, but specifically excluding the Ebola Indication.

1.15. “Know-How” means all proprietary information (including, without limitation, trade secrets under applicable law, technical reports, study data, techniques and specifications) which is owned or controlled by Licensor as of the Effective Date and that is necessary for the development, manufacture or commercialization of a Licensed Product.

1.16. “Liabilities” has the meaning provided to it in Section 10.1.

1.17. “Licensed Field” means the diagnosis, treatment or prevention of any disease or condition in humans or animals.

1.18. “Licensed Product” means any composition in dosage or unit form that contains rNAPc and that is packaged and labeled for sale to the ultimate customer for use in the Licensed Field.

1.19. “Licensee Indemnitees” has the meaning provided to it in Section 10.1.

1.20. “Licensor Indemnitees” has the meaning provided to it in Section 10.2.

1.21. “NDA” means an application filed with the appropriate agency or governmental body in any country or region within the Territory for medical or scientific approval to sell a Licensed Product in such country or region.

1.22. “Net Sales”:

(a) means the gross amount invoiced for the sale or other disposition of Licensed Products by Licensee, its Affiliates or Sublicensees to a Third Party (other than a Sublicensee) less deductions for: (i) transportation, and customs clearance, duty charges and insurance relating to such transportation, to the extent included within the gross amount invoiced to and paid by the customer; (ii) sales and excise taxes, customs and any other governmental charges, all to the extent imposed upon the sale of the Licensed Products, to the extent included within the gross amount invoiced to and paid by the customer; (iii) rebates or allowances actually granted or allowed, including government and managed care rebates, such as Medicaid; (iv) quantity discounts, cash discounts or chargebacks actually granted, allowed or incurred in the ordinary course of business in connection with the sale of the Licensed Products; and (v) allowances or credits to customers on account of governmental requirements, rejection, recalls or return of the Licensed Products. Any Licensed Product sold or otherwise disposed of in other than an arm’s-length transaction or for other property (e.g., barter) shall be deemed invoiced at its fair market price in the country of sale or disposition. The sale or other disposition of Licensed Products among Licensee and its Affiliates and Sublicensees for resale shall not be included in the computation of Net Sales hereunder.

(b) If Licensee, its Affiliates, or Sublicensees sells a Licensed Product in the form of a combination product containing the Licensed Product and one or more active ingredients (whether combined in a single formulation or package, as applicable, or formulated or packaged separately but sold together for a single price) (a “Combination Product”), Net Sales of such Combination Product for the purpose of determining the royalty due to Licensor in accordance with Section 3.4 will be calculated by multiplying actual Net Sales of such Combination Product as determined in subsection (a) above:

(i) by the fraction A/(A+B) where A is the invoice price of the Licensed Product if sold separately, and B is the total invoice price of the other active ingredient(s) in the combination if sold separately;

(ii) if, on a country-by-country basis, such other active ingredient or ingredients in the Combination Product are not sold separately in such country, but the Licensed Product component of the Combination Product is sold separately in such country, by the fraction A/C where A is the invoice price of such Licensed Product component if sold separately, and C is the invoice price of the Combination Product; and

(iii) if, on a country-by-country basis, the Licensed Product component is not sold separately in such country, by the fraction D/(D+E) where D is the fair market value of the portion of the Combination Products that contains the Licensed Product and E is the fair market value of the portion of the Combination Products containing the other active ingredient(s) included in such Combination Product as such fair market values are determined by mutual agreement of the Parties.

1.23. “Patent Rights” means the patents and patent applications of Licensor set forth in Exhibit A attached hereto, together with all divisions, extensions, reissues, reexaminations, substitutions, renewals, continuations, continuations-in-part, inventor’s certificates and foreign counterparts thereof (including supplementary protection certificates) and patents issuing thereon.

1.24. “Patent Term Restoration Act” has the meaning provided to it in Section 7.4.

1.25. “Phase III Clinical Trial” means a pivotal clinical trial designed to support the regulatory approval of a Licensed Product, which trial, if successful, would provide sufficient data to allow the preparation and filing of an NDA.

1.26. “Product IND” means the Investigational New Drug application (as defined in the U.S. Food, Drug and Cosmetics Act and regulations promulgated thereunder) that Licensor has filed with the U.S. Food and Drug Administration (the “FDA”) with respect to rNAPc2.

1.27. “Regulatory Approval” means approval by the United States Food and Drug Administration or its comparable regulatory body in any other territory to sell a Licensed Product in the applicable country and, to the extent required, receipt of governmental marketing approval for such Licensed Product in the country.

1.28. “rNAPc” means any Recombinant Nematode Anticoagulant Protein c, and any derivatives thereof, that are covered by the Patent Rights.

1.29. “rNAPc2” means Recombinant Nematode Anticoagulant Protein c2, an 85 amino acid protein sequence that is a tissue factor VIIa inhibitor.

1.30. “Royalty Period” means for each Licensed Product, on a country-by-country basis, the period of time from the Effective Date until the later of: (a) the date of expiration of the last to expire of any Patent Rights with a Valid Claim covering the manufacture, use or sale of the Licensed Product in the country in which the Licensed Product is sold; or (b) ten (10) years after First Commercial Sale of the Licensed Product in the country. Solely for the purposes of subsection (b) in the preceding sentence, Licensed Product includes rNAPc that was previously covered by a Valid Claim in the Patent Rights.

1.31. “Shares” has the meaning provided to it in Section 3.1(b).

1.32. “Stock Purchase Agreement” has the meaning provided to it in Section 3.1(b).

1.33. “Sublicensee” means a Third Party to whom Licensee shall have granted a sublicense to the Patent Rights or Know-How under this Agreement. “Sublicensee” shall include a Third Party to whom Licensee or another Sublicensee shall have granted the right to distribute one or more Licensed Products, wherein such a distributor pays to Licensee or Sublicensee a royalty based on the revenues received by the distributor for the sale of such Licensed Products. Solely for the purposes of determining royalties payable to Licensee under this Agreement, “Sublicensee” shall not include: (a) any Third Party who receives an implied license to use a unit of Licensed Product, arising by operation of law, as a consequence of the purchase of the unit of Licensed Product; or (b) any Third Party where the Licensee or another Sublicensee merely sells Licensed Products at a fixed transfer price to such distributor for resale by the distributor and Licensee or Sublicensee is not compensated based on the distributor’s resale price of such Licensed Products.

1.34. “Territory” means worldwide.

1.35. “Third Party” means any party other than Licensor, Licensee or an Affiliate of either of them.

1.36. “Valid Claim” means: (a) a claim of an issued and unexpired patent included in the Patent Rights that has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, that is unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, and has not been lost through an interference, reexamination or reissue proceeding; and (b) a claim of a pending patent application included in the Patent Rights.

Section 2 Grant of Rights

2.1. Patent License. Subject to the terms of this Agreement, Licensor hereby grants to Licensee an exclusive license under the Patent Rights and Know-How to: (a) research, develop, make and have made rNAPc as necessary in order to obtain Regulatory Approval for a Licensed Product; and (b) make, have made, use, offer to sell, sell and import Licensed Product within the Territory for the Licensed Field.

2.2. Government Rights. The license granted pursuant to Section 2.1 is subject to the rights of, and obligations to, the United States government under the Cooperative Development and Research Agreement between Licensor and the United States Army Medical Research Institute of Infectious Disease effective October 22, 1996.

2.3. Sublicensing. Licensee is entitled to sublicense the rights granted to it pursuant to Section 2.1. Each sublicense shall be subject to and consistent with the terms of this Agreement. Licensee shall promptly inform Licensor of the execution, scope, amendment of scope and termination of each sublicense and the identity of each Sublicensee, and shall remain responsible during the term of this Agreement for the Sublicensee’s compliance with the terms of this Agreement.

2.4. No Implied Rights. Except as expressly granted in this Agreement, nothing herein shall confer rights to a Party in any patents, know-how or materials owned or controlled by the other Party. Licensee shall not use, and shall not allow Sublicensees to use, the Patent Rights or Know-How for any purpose other than as expressly licensed to Licensee under this Agreement.

2.5. Transfer of Information. Promptly after the Effective Date, Licensor shall provide Licensee with copies of tangible forms of the Know-How not previously disclosed to Licensee, including information and data related to pre-clinical and clinical studies, that Licensee reasonably requires to undertake research and development of Licensed Products.

Section 3 Payments

3.1. Upfront License Fee. In consideration for the grant of the licenses granted under this Agreement, within five (5) days after the Effective Date, Licensee shall pay to Licensor a non-refundable, non-creditable upfront license fee equal to Four Million Dollars (US$4,000,000), which shall be payable to Licensor as follows:

(a) Five Hundred Thousand Dollars (US$500,000) by bank wire transfer in immediately available United States’ funds; and

(b) Three Million Five Hundred Thousand Dollars (US$3,500,000) received by Licensee from the purchase by Licensor of the number of shares of fully registered, freely tradeable and unrestricted common stock of Nuvelo, Inc. (the “Shares”), calculated by dividing Three Million Five Hundred Thousand Dollars (US$3,500,000) by the average of the last reported sales prices reported for the Nuvelo, Inc. common stock on the Nasdaq National Market over the twenty (20) business day period ending on the business day immediately preceding the Effective Date, in accordance with a Stock Purchase Agreement to be executed concurrently with this Agreement, a form of which is attached hereto as Exhibit B (the “Stock Purchase Agreement”).

3.2. Milestone Payments for First and Second Indication.

(a) Licensee shall pay to Licensor the milestone payments set forth in this Section 3.2(a) no later than thirty (30) days after the first occurrence of the corresponding milestone event. Each milestone payment listed in the chart below shall be due once and only once, irregardless of the number of times the milestone event that triggered the milestone payment may reoccur. Each milestone payment shall be non-refundable, non-creditable and made by bank wire transfer in immediately available United States’ funds.

Class (A/B)	Milestone Event	Milestone Payment
A.1	The first dosing of the first patient in a Phase III Clinical Trial conducted by or on behalf of Licensee, its Affiliates or Sublicensees for a Licensed Product for the first Indication (“First Indication”).	Two Million Dollars (US$2,000,000)

A.2	NDA submission by or on behalf of Licensee, its Affiliates or Sublicensees for a Licensed Product for the First Indication.	Four Million Dollars (US$4,000,000)

A.3	First Commercial Sale of a Licensed Product by Licensee, its Affiliates or Sublicensees for the First Indication.	Six Million Dollars (US$6,000,000)

B.1	The first dosing of the first patient in a Phase III Clinical Trial conducted by or on behalf of Licensee, its Affiliates or Sublicensees, for a Licensed Product for any Indication except the First Indication (hereinafter, the “Second Indication”).	Two Million Dollars (US$2,000,000)

B.2	NDA submission by or on behalf of Licensee, its Affiliates or Sublicensees for a Licensed Product for the Second Indication.	Three Million Dollars (US$3,000,000)

B.3	First Commercial Sale of a Licensed Product by Licensee, its Affiliates or Sublicensees, for the Second Indication.	Four Million Dollars (US$4,000,000)

(b) Upon the occurrence of a milestone event, all previous milestone events within the same class (i.e., A or B above) that have not occurred shall be deemed to then occur and the corresponding milestone payments shall become due and payable. For example, if an NDA submission occurs (as described for milestone B.2) without initiation of a Phase III Clinical Trial (as described for milestone B.1), then the date on which the NDA submission occurs shall also be deemed to be the date on which the initiation of the Phase III Clinical Trial occurred and the total milestone payment shall be Five Million Dollars (US$5,000,000).

3.3. Milestones Relating to Ebola Indication. The Parties expect that any development of a Licensed Product for the Ebola Indication will be performed by Licensee in collaboration with a government entity and not through the traditional drug approval processes. Therefore, Licensee shall pay to Licensor milestone payments in the amounts specified below no later than thirty (30) days after the occurrence of the corresponding milestone event when the Net Sales of all Licensed Product for the Ebola Indication reach certain aggregate amounts over time. Each milestone payment shall be non-refundable, non-creditable and made by a bank wire transfer in immediately available United States’ funds.

Milestone Event	Milestone Payment
Aggregate Net Sales of Twenty Five Million United States Dollars (US$25,000,000.00)	Five Hundred Thousand United States Dollars (US$500,000.00)
Aggregate Net Sales of Fifty Million United States Dollars (US$50,000,000.00)	Two Million United States Dollars (US$2,000,000.00)

3.4. Royalties. Subject to the terms and conditions of this Agreement, Licensee shall pay to Licensor a royalty of ten percent (10.0%) of all Net Sales during the Royalty Period; provided, however, that with respect to Net Sales of a Licensed Product outside the United States during the Royalty Period by Sublicensees, the royalty rate shall be equal to, on a country-by-country basis, the lesser of (a) ten percent (10.0%) and (b) one-half (1/2) the royalty rate payable by the Sublicensee to Licensee for the Licensed Product, but, the royalty rate payable to Licensor on such Sublicensee’s Net Sales shall not be less than five percent (5%) if Licensee received upfront payments from the Sublicensee for the granting of a sublicense of any of the rights granted to Licensee under this Agreement. Notwithstanding the preceding, all of the royalty rates set forth in this Section 3.4, including the adjusted royalty rates related to sales by Sublicensees, shall be reduced by fifty percent (50.0%) on a country-by-country basis at any such time that there are no Valid Claims in the Patent Rights covering the manufacture, use or sale of the Licensed Product in the applicable country.

3.5. Payments; Currency Conversion. The royalties payable pursuant to Section 3.4 shall be paid to Licensor within forty-five (45) days after the end of each calendar quarter. Royalty payments on any sales in any country outside the United States shall be calculated and paid in United States dollars, but, in each country where the local currency is blocked and cannot be removed from such country, royalties arising from sales made in that country shall be paid to Licensor in the country in local currency by deposit in a local bank designated by Licensor, unless the Parties otherwise agree. The rate of exchange to be used in calculating the amount of currency equivalent in United States dollars payable shall be the rate quoted in the The Wall Street Journal (Western Edition) on the last business day of the calendar quarter to which the payment pertains.

3.6. Interest. Any past due payments under this Agreement shall accrue interest, commencing upon the date the payment was originally due, at the “prime rate” of interest as quoted in the The Wall Street Journal (or if not published, another appropriate publication) plus three (3) percentage points or the maximum rate permitted by applicable law, whichever is less.

Section 4 Books and Records

4.1. Reports. With each quarterly royalty payment, Licensee shall provide Licensor with a written report of: (a) Net Sales (in local currency and United States dollars, with applicable exchange rates pursuant and subject to Section 3.5) and number of units sold of each type of Licensed Product by country during the quarter; and (b) a calculation of the royalties due thereon and the aggregate royalties due.

4.2. Books and Records. Licensee shall keep, or cause to be kept, accurate books and records in reasonable detail regarding the calculation of royalties and the reports given hereunder, and shall retain such books and records at its principal place of business for at least three (3) years after the end of the calendar year to which they pertain. Licensor shall have the right, at its expense and not more frequently than once per calendar year, to have an independent certified public accounting firm of nationally recognized standing, selected by Licensor and reasonably acceptable to Licensee, examine during normal business hours at Licensee’s regular place of business the books and records of Licensee relating to the calculation of royalties and reports given hereunder for any calendar year during which Licensee is to keep the books and records, solely for the purpose of determining whether an underpayment of royalties to Licensor has occurred. All persons conducting such examinations shall be subject to obligations of confidentiality to Licensee to the same extent as provided in Section 11. If such examination discloses an underpayment of royalties, Licensee shall remit to Licensor the amount of such underpayment (plus interest pursuant to Section 3.6). If such examination discloses an underpayment of royalties in excess of five percent (5%) for the calendar year under review, then Licensee shall also remit to Licensor an amount equal to Licensor’s reasonable out-of-pocket costs of the examination.

4.3. Sublicensees. Licensee shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to Licensee, to keep and maintain books and records and to grant access to such books and records by an independent certified public accounting firm of nationally recognized standing, selected by Licensor and reasonably acceptable to Licensee, to the same extent required of Licensee under this Agreement.

Section 5 Taxes; No Withholding

Each Party shall pay any taxes imposed upon it by applicable law with respect to any amounts paid by Licensee to Licensor under this Agreement. Except as required by law, Licensee shall not withhold any taxes, levies, fees or charges from any amounts payable to Licensor; but, if Licensee is compelled by applicable law to withhold any amount for payment of taxes, levies, fees or charges, Licensee shall remit the amounts withheld to the appropriate taxing authorities and provide Licensor with a written receipt from the tax authority or a tax deduction certificate for all such taxes, levies, fees or charges so withheld. The Parties shall cooperate in minimizing or obtaining exemption from such withholding. For purposes of clarity, the provisions of this Section 5 relating to tax withholding do not apply to royalty payments from a Sublicensee to another Sublicensee, or from a Sublicensee to Licensee, but only to royalty payments between Licensee and Licensor.

Section 6 Development; Supply; Commercialization

6.1. Responsibilities; Assumption. Upon the Effective Date, Licensee shall be responsible, at its expense, for all clinical development and commercialization activities related to Licensed Products that accrue after the Effective Date, including pre-clinical development, clinical trials, regulatory strategy, applications for regulatory approval, manufacturing, marketing and sales. Licensor hereby assigns to Licensee, and Licensee assumes: (a) all of Licensor’s rights under the Clinical Trial Agreement; and (b) all of Licensor’s obligations under the Clinical Trial Agreement that accrue after the Effective Date. The Parties will endeavor to enter into an agreement with Brigham and Women’s Hospital with respect to the Clinical Trial Agreement, which includes a release of Licensor’s obligations thereunder that accrue after the Effective Date and the assumption thereof by Licensee. Licensee understands that Licensor has pre-paid to Brigham and Women’s Hospital under the Clinical Trial Agreement in excess of Eight Hundred Thousand United States dollars ($800,000) (the “Prepayment”). If Licensee severs its relationship with Brigham and Women’s Hospital before the Prepayment is earned by Brigham and Women’s Hospital either in accordance with the Clinical Trial Agreement or in accordance with any other agreement entered into between Brigham and Women’s Hospital and Licensee for clinical services related to rNAPc2, then:

(a) if Brigham and Women’s Hospital has earned more than Eight Hundred Thousand United States dollars ($800,000) of the Prepayment, Licensee shall reimburse to Licensor the remainder of the Prepayment returned to Licensee by Brigham and Women’s Hospital within thirty (30) days after its receipt thereof and shall use reasonable efforts to obtain such reimbursement; and

(b) if Brigham and Women’s Hospital has earned less than Eight Hundred Thousand United States dollars ($800,000) of the Prepayment, Licensee shall reimburse to Licensor the remainder of the Prepayment returned to Licensee by Brigham and Women’s Hospital, less the difference between what was earned by Brigham and Women’s Hospital and Eight Hundred Thousand United States dollars ($800,000), within thirty (30) days after its receipt thereof.

6.2. Existing Supplies of Bulk and Finished Materials. The Parties acknowledge that Licensor currently owns certain supplies, for use in its clinical trials, of bulk rNAPc2 and of rNAPc2 in finished dosage form (the “Existing Product”), which is stored at various locations within the Territory, as further specified in Exhibit C. Licensor hereby transfers and assigns to Licensee, and Licensee hereby accepts from Licensor, all of Licensor’s right, title, and interest, in the Existing Product, and any other supplies of rNAPc2, where located in accordance with Exhibit C. To the extent assignable, Licensor hereby assigns its rights and obligations, and Licensee assumes such rights and obligations that accrue after the Effective Date, to all storage, shipment and other agreements with respect to the Existing Product or rNAPc to which Licensor is a party that are set forth in Exhibit C. To the extent any such agreements listed in Exhibit C are not assignable to Licensee, Licensor agrees to enforce, at Licensee’s request, such agreements for the benefit of Licensee at Licensee’s cost and expense. The Parties shall promptly take all actions necessary to evidence the assignments of such Existing Product and agreements to Licensee. EXCEPT AS OTHERWISE SET FORTH IN SECTION 9.3, THE EXISTING PRODUCT IS BEING PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES. EXCEPT AS OTHERWISE SET FORTH IN SECTION 9.3, LICENSOR MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY TYPE WHATSOEVER REGARDING THE EXISTING PRODUCT, AND EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

6.3. Assignment of Product IND. As soon as practicable following the Effective Date, and to the extent legally permitted, Licensor shall take all actions necessary to cause the Product IND, and any other similar or like regulatory filings in the name of Licensor, or its predecessors, as of the Effective Date in any country, to be assigned or otherwise transferred to Licensee (including, without limitation, notifying the FDA of such assignment or transfer).

6.4. Diligence. Licensee (itself or by or through Sublicensees) shall use Diligent Efforts to develop, obtain Regulatory Approval, manufacture, promote, market and sell Licensed Products within the Territory in accordance with applicable laws and regulations.

6.5. Progress Reports. Within forty-five (45) days after the end of each calendar year during the term of this Agreement before the First Commercial Sale of a Licensed Product, Licensee shall submit to Licensor a written report that describes in reasonable detail the results achieved in the development of Licensed Products, including, but not limited to the status of clinical trials and regulatory filings. Licensee may cease providing such reports upon the First Commercial Sale of a Licensed Product in the Territory. Licensee shall report the date of the First Commercial Sale of a Licensed Product within ten (10) days of such sale. Before the First Commercial Sale of a Licensed Product, Licensor may, no more than once a calendar quarter, contact Licensee regarding the progress of the development of Licensed Products, and Licensee shall be reasonably available to reasonably discuss such development with Licensor.

Section 7 Patent Prosecution

7.1. Prosecution and Maintenance. Licensee shall have the right, but not the obligation, to prepare, file, prosecute and maintain all patent applications and patents included in the Patent Rights and shall bear the costs thereof that accrue after the Effective Date. Once a calendar year upon the written request of Licensor, Licensee will provide Licensor with a summary docket report setting forth the pending and issued status of the Patent Rights.

7.2. Abandonment of Patent Rights. Licensee shall promptly notify Licensor in the event Licensee decides at any time to abandon or discontinue prosecution or maintenance of any one or more of the Patent Rights or not to file any counterpart application in any country. Such notification shall be given as early as possible which in no event shall be less than thirty (30) days prior to the date on which such Patent Rights become abandoned. After receipt of Licensee’s notice, Licensor shall have the option at its sole expense, but not the obligation, exercisable upon written notification to Licensee, to assume full responsibility for the prosecution of the patent applications and maintenance of the issued patents that are referenced in Licensee’s notice, in which event the applicable patent applications and issued patents shall be removed from the definition of Patent Rights and no longer be subject to this Agreement. If Licensor assumes full responsibility for the prosecution of any such affected patent applications or issued patents in accordance with this Section 7.2, Licensee will promptly deliver to Licensor a copy of the patent files for the applicable patent application or issued patent.

7.3. Assistance. Licensor shall provide assistance to Licensee and take such actions as reasonably requested by Licensee for the purposes of this Section 7 and shall be promptly reimbursed for its reasonable costs related thereto.

7.4. Patent Term Restoration. Licensor, to the extent it assumes responsibility under this Section 7 for prosecuting the Patent Rights, shall promptly notify Licensee of (a) the issuance of a patent in the United States or foreign country, including its issue date and patent number, where extension of the term of the patent is possible under the Drug Price Competition and Patent Term Restoration Act of 1984 or any similar foreign law (the “Patent Term Restoration Act”) and (b) any notice it receives under the Patent Term Restoration Act, including notices from persons who have filed in the United States an abbreviated new drug application. The notice to be provided to Licensee shall be given within ten (10) days after issuance of the patent or receipt of the notice pursuant to the Patent Term Restoration Act, as the case may be. After such notice, the Parties shall discuss relevant issues, possible courses of action, any third-party allegations of failure to show due diligence and any extensions of the patent term under the Patent Term Restoration Act.

7.5. Patent Markings. Licensee shall cause all Licensed Product to be marked with applicable Patent Rights in accordance with applicable patent laws.

Section 8 Infringement

8.1. Notification of Infringement. Each Party agrees to provide written notice to the other Party promptly after becoming aware of any actual or potential infringement of the Patent Rights in the Licensed Field and shall supply the other Party with all evidence possessed by it pertaining to and establishing such infringement.

8.2. Right to Prosecute Infringements. Licensee, to the extent permitted by law, shall have the sole right, but not the obligation, at its cost and expense, to bring an action against any Third Party for infringement of the Patent Rights in the Licensed Field. Such right shall include the right to obtain equitable relief and recover any provisional and other damages awarded in consequence of any past, actual or alleged infringement of the Patent Rights. If required by law, Licensor shall permit any action under this Section 8.2 to be brought in its name, including being joined as a party-plaintiff. Licensor shall cooperate with Licensee in any such action at Licensee’s cost and expense. Licensor shall have the right, at Licensor’s cost and expense, to participate in any such action, including the right and opportunity to review and comment in advance on any material substantive filings or proceedings. If Licensee in its discretion elects not to pursue any action against a suspected infringer, Licensee shall promptly and timely notify Licensor of such election, and Licensor may in its discretion pursue such action and shall notify Licensee of Licensor’s intent to do so. Absent a reasonable written objection by

Licensee, Licensor may, at its sole expense, proceed with the prosecution of any action with respect to stopping the possible infringement, provided that Licensee shall have the right to participate in such action, at its own expense, and shall have the opportunity to review and comment in advance on any material substantive filings or proceedings in such action.

8.3. Declaratory Judgment Actions. In the event that a declaratory judgment action is initiated by a Third Party against Licensor or Licensee, independently of any action under Section 8.2, alleging that activity by the Third Party does not infringe one or more claims of any Patent Rights (i.e. for reasons other than invalidity or unenforceability), Licensee, at its option, shall have the right within twenty (20) days after commencement of such action to take over the sole defense of the action at its own expense. If Licensee does not exercise its foregoing rights, Licensor may (but is not obligated to) take over the sole defense of the action at its sole expense.

8.4. Validity Challenge. In the event that the validity or enforceability of a Patent Right is challenged in any action under Section 8.2 or 8.3, if either Party is not a Party to the action, such Party may join or otherwise participate in the action at its own expense solely with respect to such challenge to the validity or enforceability of such Patent Rights.

8.5. Settlement. Neither Party shall enter into any settlement, consent judgment, or other voluntary final disposition of any action concerning the Patent Rights that is materially prejudicial to the other Party’s rights in the Patent Rights without the other Party’s prior written approval, which approval shall not be unreasonably withheld or delayed.

8.6. Recoveries. Any recovery or damages received, whether by settlement or judgment, by either Party in an action brought under Section 8.2, or defended under Section 8.3, shall first be applied to pay the reasonable out-of-pocket costs and expenses of the Party that brought or defended the action. The balance of any recovery or damages shall then be split eighty percent (80%) to the Party that brought or defended the action and twenty (20%) to the other Party.

8.7. Cooperation. The Parties shall fully cooperate with each other in the planning and execution of any infringement action brought or declaratory judgment action defended to protect any of the Patent Rights pursuant to this Agreement (subject to the reimbursement of the costs and expenses of each Party pursuant to this Section 8).

Section 9 Representations and Warranties; Disclaimers; Limitation of Liability

9.1. Both Parties. Each Party represents and warrants to the other Party that: (a) it has full right, power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it has all necessary corporate approvals for its execution, delivery and performance of this Agreement; (c) this Agreement has been duly executed and delivered on its behalf and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms; and (d) it has not, and shall not during the term of this Agreement, grant any rights or enter into any agreement that conflicts with, or would conflict with the terms of this Agreement.

9.2. Licensee Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 9.1, LICENSEE MAKES NO OTHER

REPRESENTATIONS OR WARRANTIES IN THIS AGREEMENT WHATSOEVER EITHER IN FACT OR BY OPERATION OF LAW.

9.3. Licensor Representations and Warranties.

(a) Licensor represents and warrants to Licensee as of the Effective Date that: (i) Licensor owns or controls the Patent Rights and Know-How; (ii) to the best of Licensor’s knowledge, there is no action, suit, proceeding, alternative dispute resolution, mediation or investigation pending against Licensor relating to the Existing Product currently in clinical trials pursuant to the Clinical Trial Agreement; and (iii) except for a letter dated December 15, 2000, Licensor has not received any correspondence from a Third Party: (A) regarding potential infringement of Third Party intellectual property rights through the development, manufacture, use, sale or importation of rNAPc; or (B) regarding an assertion of intellectual property rights by the Third Party in rNAPc.

(b) Except as provided in Section 9.3(a)(iii), Licensor represents and warrants, to the best of its knowledge as of the Effective Date, that the practice of the Patent Rights and the Know-How as licensed to Licensee under this Agreement does not infringe the intellectual property rights of any Third Party.

(c) Licensor represents and warrants to the best of its knowledge as of the Effective Date, that Licensor has not withheld from Licensee any information in its possession relating to rNAPc, including without limitation all agreements and all information relating to the Patent Rights, that if disclosed, would reasonably have caused Licensee to not enter into this Agreement.

(d) Licensor represents and warrants that, to the best of its knowledge as the Effective Date, the Existing Product has been manufactured in accordance with then current GMP. Licensor represents and warrants that, as of the Effective Date, Licensor has received no notice from any regulatory or other governmental body, or any of its suppliers or manufacturers, that any of the Existing Product was not manufactured in accordance with then current GMP or other guidelines or regulations regarding good manufacturing practices outside the United States.

(e) Except with respect to United States Patent Serial No. 10/440,475, Licensor represents and warrants that, to the best of its knowledge as of the Effective Date, all Patents Rights covering the composition of matter, method of making or method of using rNAPc comply as to form with the requirements of the United States Patent and Trademark Office and foreign Patent offices where filed, and that to the best of Licensor’s knowledge, all material prior art relating to the subject matter of issued patents in such Patent Rights have been disclosed to the United States Patent and Trademark Office.

9.4. Licensor Disclaimer. EXCEPT FOR THE WARRANTIES SET FORTH IN SECTIONS 9.1 AND 9.3, LICENSOR MAKES NO OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE PATENT RIGHTS AND KNOW-HOW) EITHER IN FACT OR BY OPERATION OF LAW, AND EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF

MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, PATENTABILITY AND NONINFRINGEMENT. WITHOUT LIMITATION TO THE FOREGOING, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES THAT THE PATENTS WITHIN THE PATENT RIGHTS ARE VALID AND ENFORCEABLE OR WILL BE HELD VALID AND ENFORCEABLE IN ANY COUNTRY.

9.5. Limitation of Liability. EXCEPT WITH RESPECT TO INDEMNIFICATION IN ACCORDANCE WITH SECTION 10 OR BREACH OF CONFIDENTIALITY IN ACCORDANCE WITH SECTION 11, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY AGREEMENTS EXPRESSLY REFERENCED IN THIS AGREEMENT.

Section 10 Indemnification and Insurance

10.1. Indemnification by Licensor. Licensor shall indemnify, defend and hold harmless Licensee and its directors, officers, employees and agents and their respective successors and assigns (the “Licensee Indemnitees”) from and against all claims, liabilities, damages, losses, fines, penalties and expenses (including reasonable attorneys’ fees and costs) (“Liabilities”) incurred by or imposed upon the Licensee Indemnitees or any one of them in connection with any claims, suits or demands of a Third Party arising from or attributable to (a) Licensor’s breach of its representations and warranties set forth in this Agreement, (b) any activities of Licensor, its successors and assigns involving any Existing Product or Know-how, including the research, development and manufacture thereof before the transfer of the materials in accordance with Section 2.5, or (c) any infringement by Licensor or its predecessors of any rights of any Third Party that occurred before the Effective Date; except in each case to the extent such Liabilities resulted from the gross negligence or intentional misconduct of, or violation of applicable law by, the Licensee Indemnitees.

10.2. Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless Licensor and its directors, officers, employees and agents and their respective successors and assigns (the “Licensor Indemnitees”) from and against all Liabilities incurred by or imposed upon the Licensor Indemnitees or any one of them in connection with any claims, suits or demands of a Third Party arising from or attributable to (a) Licensee’s breach of its representations and warranties set forth in this Agreement, (b) any activities of Licensee, its Affiliates or any Sublicensees involving any Existing Product, Licensed Product or Know-How, or (c) any activities of Licensee, its Affiliates and Sublicensees under or their breach of the Clinical Trial Agreement or any other agreements assigned to Licensee and listed on Exhibit C; except in each case to the extent such Liabilities resulted from the gross negligence or intentional misconduct of, or the violation of applicable law by, the Licensor Indemnitees.

10.3. Indemnification Procedures. If a Party (the “Indemnified Party”) becomes aware of a Third Party claim, suit, action, demand or judgment (a “Claim”) that would give rise to indemnification under this Section 10, then the Indemnified Party shall give written notice to the other Party (the “Indemnifying Party”) of such Claim (the “Indemnification Notice”). The Indemnification Notice shall be provided to the Indemnified Party no later than twenty (20) days after the Indemnified Party becomes aware of the Claim (provided that failure to give an Indemnification Notice shall not limit the Indemnifying Party’s indemnification obligation hereunder except to the extent that the delay in giving, or failure to give, the Indemnification Notice adversely affects the Indemnifying Party’s ability to defend a Claim). To the extent reasonably practicable, the Indemnification Notice shall describe the nature, basis and amount of the Claim and include any relevant supporting documentation. The Indemnifying Party shall control the defense of any Claim. With respect to any Claim, the Indemnified Party shall give to the Indemnifying Party (a) all relevant facts in its possession or control and (b) its cooperation in the defense of any such demand, claim or action. Neither the Indemnified Party nor the Indemnifying Party shall settle or consent to the entry of any judgment with respect to a Claim for which indemnification is sought, without the prior written consent of the other Party (which shall not to be unreasonably withheld or delayed); except that the Indemnifying Party shall have the right to settle or compromise any Claim without the prior written consent of the Indemnified Party if the settlement or compromise provides for an unconditional release of the Indemnified Party.

10.4. Insurance. During the term of this Agreement and for five (5) years thereafter, each Party shall obtain and carry in full force and effect commercial general liability, product liability and clinical trial liability insurance policies which shall protect Licensee and Licensor, as applicable, with respect to events covered by this Section 10. The insurance shall be in amounts that are consistent with normal industry practices of prudent companies similarly situated. Each Party shall provide the other Party with certificates of insurance evidencing the same upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or a material change in such insurance. The foregoing insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Agreement.

Section 11 Confidentiality

11.1. Confidential Information. Except as otherwise provided in this Section 11, during the term of this Agreement and for a period of five (5) years thereafter, each Party shall keep confidential and not disclose or use (except as contemplated by this Agreement) any Confidential Information received from or on behalf of the other Party, including Know-How.

11.2. Authorized Disclosure. Each Party may disclose the other Party’s Confidential Information (a) under terms of confidentiality substantially equivalent to this Section 11, to third parties, including financial advisors and potential investors, for collaboration and investment purposes and for consulting, manufacturing, development, external testing and marketing trials with respect to rNAPc or Licensed Product and (b) to the extent such disclosure is reasonably necessary in connection with submissions to regulatory authorities for purposes of this Agreement, filing or prosecuting patent applications within the Patent Rights, prosecuting or defending litigation, complying with applicable governmental regulations or conducting pre-clinical or clinical trials of Licensed Products; provided, however, that in the event of any proposed disclosure described in clause (b), the disclosing Party shall give reasonable advance notice to the other Party of such disclosure requirement and shall use its reasonable efforts to secure confidential treatment of the Confidential Information to be disclosed.

11.3. Public Announcements; Filings. Except to the extent required by applicable law or regulations, neither Party shall make any announcement, news release, public statement, publication or presentation regarding the material terms of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. The Parties shall agree upon a joint press release announcing the execution of this Agreement and shall reasonably consult with one another regarding the provisions of this Agreement to be redacted in any filing made by either Party with regulatory agencies (e.g., Securities Commission) or as otherwise required by law. The Parties shall use reasonable efforts to coordinate the initial announcement or press release relating to this Agreement such that the Parties’ initial announcement or press releases may be made contemporaneously.

Section 12 Term; Termination

12.1. Expiration. Unless terminated earlier by agreement of the Parties or pursuant to the terms of this Agreement, this Agreement shall expire on the last to expire of any Royalty Periods. Upon expiration, but not termination, of this Agreement, Licensee’s license to use the Know-How granted under Section 2.1 shall become fully paid-up, royalty-free and nonexclusive.

12.2. Breach. Each Party shall have the right to terminate this Agreement after written notice to the other Party in the event the other Party is in material breach of this Agreement (including failure to timely pay any amounts due hereunder), unless the breaching Party cures such breach within sixty (60) days (or fifteen (15) days in the case of failure to pay any amount due) after the date of the breaching Party’s receipt of the notice.

12.3. Bankruptcy.

(a) All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, by each Party to the other Party are, for all purposes of Section 365(n) of Title 11 of the U.S. Code (“Title 11”), licenses of rights to intellectual property as defined in Title 11. Each Party agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against either Party (the “Bankrupt Party”) under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall, at the election of the Bankrupt Party made within sixty (60) days after the commencement of the case (or, if no such election is made, immediately upon the request of the non-Bankrupt Party) either: (i) perform all of the obligations provided in this Agreement to be performed by the Bankrupt Party including, where applicable and without limitation, providing to the non-Bankrupt Party portions of such intellectual property (including embodiments of such intellectual property) held by the Bankrupt Party and such successors and assigns or otherwise available to them; or (ii) provide to the non-Bankrupt Party all such intellectual property (including all embodiments of such intellectual property) held by the Bankrupt Party and such successors and assigns or otherwise available to them.

(b) If a Title 11 case is commenced by or against the Bankrupt Party and this Agreement is rejected as provided in Title 11 and the non-Bankrupt Party elects to retain its rights hereunder as provided in Title 11, then the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitations, a Title 11 Trustee) shall provide to the non-Bankrupt Party all such intellectual property (including all embodiments of such intellectual property) held by the Bankrupt Party and such successors and assigns or otherwise available to them immediately upon the non-Bankrupt Party’s written request therefore. Whenever the Bankrupt Party or any of its successors or assigns provides to the non-Bankrupt Party any of the intellectual property licensed hereunder (or any embodiment of such intellectual property) pursuant to this Section 12.3, the non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

(c) All rights, powers and remedies of the non-Bankrupt Party provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against the Bankrupt Party. The non-Bankrupt Party, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, under Title 11) in such event. The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including without limitation for purposes of Title 11: (i) the right of access to any intellectual property (including all embodiments of such intellectual property) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the development, registration and manufacture of Licensed Products; and (ii) the right to contract directly with any Third Party described in subsection (i) above to complete the contracted work. Any intellectual property provided pursuant to the provisions of this Section 12.3 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

12.4. Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. In the event of any termination of this Agreement, any sublicenses granted before termination that are in accordance with the terms of Section 2.3 and Section 4.3 shall remain in full force and effect so long as the Sublicensee is not then in breach of the sublicense agreement and agrees to be bound to Licensor as a licensee under the terms and conditions of the sublicense agreement; but, Licensor shall have no liability or obligation of any kind under any such sublicense agreement except to maintain the sublicenses granted to the Sublicensee in the sublicense agreement. Any accrued obligation and the provisions of Sections 4.2, 5, 9.2, 9.4, 9.5, 10, 11, 12.1, 12.3, 12.4, 12.5, 12.6 and 13 shall survive the expiration or termination of this Agreement for the periods specified in the applicable sections, or if no period is specified, perpetually or the maximum amount of time permitted by applicable law. Unless termination occurs as a result of a breach by Licensee in accordance with Section 12.2, the provisions of Sections 7, 8.1, 8.2, 8.3 and 8.7 shall survive the expiration or termination of this Agreement perpetually or the maximum amount of time permitted by applicable law. The provisions of Sections 3.4, 3.5, 3.6 and 4.1 shall survive the termination of this Agreement for a period of twelve (12) months if and only if the license that follows in this Section 12.4 is granted. In the event of termination of this Agreement as a result of a material breach by Licensee in accordance with Section 12.2, Licensee shall have a period of twelve (12) months following termination to sell any inventory of Licensed Product remaining at the date of termination, subject to the payment of royalties in accordance with Section 3.

12.5. Return of Information. Upon termination of this Agreement for material breach by Licensee in accordance with Section 12.2, Licensee shall: (a) cause all materials containing any Know-How to be promptly returned to Licensor; and (b) promptly return all forms of Confidential Information received from or on behalf of Licensor to Licensor, retaining only one copy thereof for legal archival purposes. Upon termination of this Agreement for material breach by Licensor in accordance with Section 12.2, Licensor shall promptly return all forms of Confidential Information received from or on behalf of Licensee to Licensee, retaining only one copy thereof for legal archival purposes.

12.6. Surviving Rights and Licenses. In the event of termination of this Agreement for material breach by Licensee pursuant to Section 12.2, Licensee shall, subject to the terms of any surviving sublicense agreement: (a) grant Licensor a fully paid-up, royalty-free, worldwide, nonexclusive license, with right to sublicense, under any intellectual property rights owned by Licensee that claim the Licensed Product, to make, have made, use, sell, offer to sell and import Licensed Product in the Territory for the Licensed Field; (b) at Licensor’s election and cost and expense, assign to Licensor Licensee’s rights in any regulatory applications or approvals (e.g., investigational new drug applications) (to the extent assignable) for a Licensed Product requested by Licensor; and (c) during the four (4) months following termination, at Licensor’s cost and expense, discuss with Licensor information and data that exists with respect to Licensed Product, including pre-clinical and clinical studies, and reasonably provide to Licensor such relevant information and data requested by Licensor. Notwithstanding anything to the contrary in the Agreement, upon termination of this Agreement for material breach by Licensor pursuant to Section 12.2, the licenses and rights granted to Licensee in Section 2 automatically and immediately become fully paid-up, royalty-free, perpetual and irrevocable.

Section 13 Miscellaneous

13.1. Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to have breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority.

13.2. Assignment. This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by either Party without the consent of the other Party; provided, however, that either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its assets, by merger or consolidation or any similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any assignment not in accordance with the terms and conditions of this Section 13.2 is null and void.

13.3. Severability. Each Party intends not to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable by a court or other governmental authority of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, which shall remain in full force and effect. The holding of a term or provision to be invalid, illegal or unenforceable in a jurisdiction shall not have any effect on the application of the term or provision in any other jurisdiction.

13.4. Review of Agreement. This Agreement has been submitted to the scrutiny of both Parties and their counsel and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight being given to its being drafted, in whole or in part, by or for one of the Parties.

13.5. Notices. Any consent or notice required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, first-class mail U.S. or courier), first-class mail U.S. or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Licensor:	Dendreon San Diego LLC
3005 First Avenue
Seattle, WA 98121
Attn: General Counsel
Fax: (206) 256-0511
Phone: (206) 256-4545

If to Licensee:	Nuvelo, Inc.
675 Almanor Avenue
Sunnyvale, CA 94085
Attn: Legal Department
Fax: (650) 408-524-8145
Phone: (408) 215-4500

13.6. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to the conflicts of law principles thereof. Each Party acknowledges and expressly consents to the jurisdiction and venue of the state and federal courts of California.

13.7. Dispute Resolution. In the event of any dispute arising out of or relating to this Agreement, the Chief Executive Officers (or a senior officer acceptable to the other Party) shall meet within thirty (30) days after receipt by a Party of written notice of a dispute subject to this Section 13.7 and seek to negotiate a resolution in face-to-face negotiations. If the dispute is not resolved within thirty (30) days after the first face-to-face meeting, thereafter the Parties may take such actions, in each Party’s discretion, as such Party deems necessary, subject to the provisions of Section 13.6. Notwithstanding the foregoing, either Party may seek preliminary or permanent injunctive or other equitable relief in appropriate circumstances.

13.8. Entire Agreement. This Agreement, along with Exhibits A, B and C attached hereto, contain the entire understanding of the Parties and supercedes and cancels all prior understandings, promises and agreements with respect to the subject matter hereof. On the Effective Date, the Confidentiality Agreement between the Parties dated October 16, 2003 is hereby superceded, and all Confidential Information disclosed therein shall be treated as if disclosed under, and subject to the terms of, this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties.

13.9. Headings. The captions to the Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the Sections hereof.

13.10. Independent Contractors. It is expressly understood and agreed that the Parties are and shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party.

13.11. No Third Party Beneficiaries. Except as expressly set forth in this Agreement, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and the Parties’ successors or assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other entity or individual.

13.12. U.S. Export Laws and Regulations. Each Party represents and warrants to the other that it does not intend to export from the United States or reexport from any foreign country, or permit a third party to export or reexport, technology or technical information of the other Party to a country where such export or reexport would be in violation of U.S. Export Administration Regulations.

13.13. Waiver. The waiver by either Party hereto of any right hereunder or of a failure to perform or breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other failure or breach whether of a similar nature or otherwise.

13.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written by their duly authorized representatives.

DENDREON SAN DIEGO LLC		NUVELO, INC.

By:	/s/ Mitchell Gold, M.D.	By:	/s/ Peter S. Garcia

Name:	Mitchell Gold, M.D.	Name:	Peter S. Garcia
Title:	Chief Executive Officer	Title:	Sr VP & CFO

DENDREON CORPORATION

By:	/s/ Mitchell Gold, M.D.

Name:	Mitchell Gold, M.D
Title:	Chief Executive Officer

EXHIBIT B

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is entered into as of February 4, 2004 (the “Effective Date”), by and between Nuvelo, Inc., a Nevada corporation (“Nuvelo” or the “Company”), and Dendreon San Diego LLC, a Delaware limited liability company (“Dendreon”). Each of Nuvelo and Dendreon shall constitute a “Party” and collectively shall be referred to as the “Parties.”

RECITALS

WHEREAS, Nuvelo and Dendreon are parties to that certain License Agreement, dated as of February 4, 2004 (the “License Agreement”), under which Dendreon has agreed to grant, and Nuvelo has agreed to acquire, a license (the “License”) to certain patent rights and know-how of Dendreon for the purpose of commercializing certain licensed products, upon the terms and conditions set forth therein;

WHEREAS, pursuant to Section 3.1 of the License Agreement, Nuvelo has agreed to pay, and Dendreon has agreed to accept, a portion of the upfront license fee for the License (“Equity License Fee”) by the cash proceeds received from the issuance, sale and purchase of shares of Nuvelo common stock, par value $0.001 per share (“Nuvelo Common Stock”) to and by Dendreon. The shares of Nuvelo Common Stock issued, sold and purchased by Dendreon pursuant to this Agreement shall be hereinafter referred to as the “Shares.”

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. ISSUANCE OF SHARES; PURCHASE.

1.1 Sale and Purchase. Subject to the terms and conditions hereof, at the Closing (as hereinafter defined), Nuvelo will issue and deliver to Dendreon, and Dendreon will purchase from Nuvelo, that number of Shares set forth opposite its name on Exhibit A, which shall equal the quotient of Three Million Five Hundred Thousand Dollars (US$3,500,000) divided by the average of the closing sales prices of a share of Nuvelo Common Stock on the Nasdaq National Market System, as reported in the Western Edition of The Wall Street Journal, for each of the twenty (20) consecutive trading days ending one business day prior to the date of this Agreement.

1.2 Authorization. As of the Closing (as defined below), Nuvelo will have authorized the issuance of the number of Shares set forth on Exhibit A, pursuant to the terms of this Agreement. Nuvelo has filed with the Securities and Exchange Commission (the “SEC”), on July 8, 2003, a registration statement on Form S-3, including a base prospectus (the “Base Prospectus”), as and to be supplemented by the prospectus supplement, dated February 4, 2004 (the “Prospectus Supplement”) and together with the Base Prospectus and including the information incorporated by reference therein and any additional supplements thereto, the (“Prospectus”), relating to the Shares. The registration statement, as amended on the date hereof, including the information incorporated by reference therein and information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to the Securities Act of

1933, as amended (the “Securities Act”), is hereinafter referred to as the (“Registration Statement.”)

2. CLOSING, DELIVERY AND PAYMENT.

2.1 Closing. The closing of the sale and purchase of the Shares under this Agreement (the “Closing”) shall take place within five (5) days of the date of this Agreement, at the offices of Latham & Watkins LLP, 505 Montgomery Street, Suite 1900, San Francisco, CA 94111 or at such other time or place as Nuvelo and Dendreon may mutually agree (such date is hereinafter referred to as the (“Closing Date.”)

2.2 Delivery. At the Closing, subject to the terms and conditions hereof, Nuvelo will deliver to Dendreon written confirmation representing the electronic issuance of the number of Shares to be issued and sold at the Closing to Dendreon, in full and complete satisfaction of Nuvelo’s upfront license fee payment obligations set forth in Section 3.1(b) of the License Agreement of the Equity License Fee.

2.3 Conditions to Nuvelo’s Obligations at Closing.

The obligations of Nuvelo under Section 2.1 and 2.2 are subject to the fulfillment or waiver, on or before the Closing of each of the following conditions:

(a) Each of the representations and warranties made by Dendreon herein shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

(b) Dendreon shall have performed and complied with all agreements, obligations and conditions contained in this Agreement and the License Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the transactions contemplated herein.

2.4 Conditions to Dendreon’s Obligations at Closing.

The obligations of Dendreon under Section 2.1 and 2.2 are subject to the fulfillment or waiver, on or before the Closing of each of the following conditions:

(a) Each of the representations and warranties made by Nuvelo herein shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

(b) Nuvelo shall have performed and complied with all agreements, obligations and conditions contained in this Agreement and the License Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the transactions contemplated herein.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as otherwise described in the Company’s quarterly and annual reports on Forms 10-Q and 10-K, in the Company’s definitive proxy statement on Schedule 14A and in the Company’s current reports on Form 8-K as filed by the Company with the SEC (the “SEC Documents”), which qualify the following representations and warranties in their entirety, the Company hereby represents warrants to Dendreon as of the date of this Agreement as follows:

3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada except where the failure to be do duly incorporated and validly exiting would not reasonably be likely to result in a material adverse effect upon the business, financial condition, properties, assets or operation of the Company (“Material Adverse Effect”). The Company has all requisite corporate power and authority to carry on its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or transacts business except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect.

3.2 Authorization; Binding Obligations. The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement, to sell the Shares and to carry out the provisions of this Agreement. The Agreement when executed and delivered, will be a valid and binding obligation of the Company enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) general principles of equity that restrict the availability of equitable remedies.

3.4 Non-Contravention. The execution and delivery of this Agreement, the issuance and sale of the Shares to be sold by the Company under this Agreement, the fulfillment of the terms of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or constitute a violation of, or default (with the passage of time or otherwise) under, (i) any material bond, debenture, note or other evidence of indebtedness, or any material lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company is a party or by which it or its property is bound, where such conflict, violation or default is likely to result in a Material Adverse Effect, (ii) the charter or by-laws of the Company, or (iii) any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority binding upon the Company or its property, where such conflict, violation or default is likely to result in a Material Adverse Effect. No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or other governmental body in the United States is required for the execution and delivery of this Agreement and the valid issuance and sale of the Shares, other than such as have been made or obtained, and except for any securities filings required to be made under federal or state securities laws, which filings, if any, shall be made prior to the Closing.

3.5 Valid Issuance of Common Stock. The Shares, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly authorized and issued, fully paid and nonassessable.

3.6 Registration. The Shares have been registered with the SEC pursuant to the Registration Statement. No stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before, or to the Company’s knowledge, threatened by the SEC. The Registration Statement, when it became effective, did not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein misleading. The Registration Statement and the Prospectus comply and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the SEC thereunder. The Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein misleading. The Shares are not subject to restrictions on transferability or resale. Notwithstanding the foregoing, the representations and warranties in this Section 3.6 shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished to Licensee by the Licensor for use in the Prospectus, as amended or supplemented, relating to the Shares.

4. REPRESENTATIONS AND WARRANTIES OF DENDREON.

Dendreon represents and warrants to Nuvelo as follows as of the date of this Agreement:

4.1 Organization. Dendreon is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware except where the failure to be do duly incorporated and validly existing would not reasonably be likely to result in a material adverse effect upon the business, financial condition, properties, assets or operation of Dendreon (“Dendreon Material Adverse Effect”). Dendreon has all requisite power and authority to carry on its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or transacts business except where the failure to be so qualified would not be reasonably likely to have a Dendreon Material Adverse Effect.

4.2 Requisite Power and Authority. Dendreon has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All action on Dendreon’s part required for the lawful execution and delivery of this Agreement has been or will be effectively taken prior to the Closing. The Agreement when executed and delivered, will be a valid and binding obligation of Dendreon enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) general principles of equity that restrict the availability of equitable remedies. Within the thirty (30) days prior to the execution of this Agreement, Dendreon has not sold, offered, contracted to sell, made any short sale, pledged, sold any option or contract, purchased any option or contract to sell, granted any option, right or warrant to purchase, or otherwise transferred or disposed of any shares of Nuvelo Common Stock, or any securities convertible into or exchangeable or exercisable for or any rights to purchase or acquire Nuvelo Common Stock.

4.3 Non-Contravention. The execution and delivery of this Agreement, the purchase of the Shares by Dendreon under this Agreement, the fulfillment of the terms of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or constitute a violation of, or default (with the passage of time or otherwise) under, (i) any material bond, debenture, note or other evidence of indebtedness, or any material lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which Dendreon is a party or by which it or its property is bound, where such conflict, violation or default is likely to result in a Dendreon Material Adverse Effect, (ii) the charter, by-laws or other organizational documents of Dendreon, or (iii) any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority binding upon Dendreon or its property, where such conflict, violation or default is likely to result in a Dendreon Material Adverse Effect. No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or other governmental body in the United States is required for the execution and delivery of this Agreement and the valid purchase of the Shares, other than such as have been made or obtained, and except for any securities filings required to be made under federal or state securities laws, which filings, if any, shall be made prior to the Closing.

5. MISCELLANEOUS.

5.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to have breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority.

5.2 Assignment. This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by either Party without the consent of the other Party; provided, however, that either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its assets, its merger or consolidation or any similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

5.3 Severability. Each Party intends not to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable by a court or other governmental authority of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, which shall remain in full force and effect. The holding of a term or provision to be invalid, illegal or unenforceable in a jurisdiction shall not have any effect on the application of the term or provision in any other jurisdiction.

5.4 Review of Agreement. This Agreement has been submitted to the scrutiny of both Parties and their counsel and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight being given to its being drafted, in whole or in part, by or for one of the Parties.

5.5 Notices. Any consent or notice required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, first-class mail U.S. or courier), first-class mail U.S. or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Dendreon:

Dendreon San Diego LLC

3005 First Avenue

Seattle, WA 98121

Attn: General Counsel

Fax: (206) 256-0511

If to Nuvelo:

Nuvelo, Inc.

675 Almanor Avenue

Sunnyvale, CA 94085

Attn: Chief Executive Officer and Associate General Counsel

Fax: (408) 524-8145

with a copy (not constituting notice) to:

Alan C. Mendelson, Esq.

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, CA 94025

5.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to the conflicts of law principles thereof.

5.7 Dispute Resolution. In the event of any dispute arising out of or relating to this Agreement, the Chief Executive Officers (or a senior officer acceptable to the other Party) shall meet within thirty (30) days of written notice of a dispute subject to this Section 5.7 and seek to negotiate a resolution in face-to-face negotiations. If the dispute is not resolved within ten (10) days of the first face-to-face meeting, the Parties shall seek to settle the dispute by non-binding, formal mediation within the next forty-five (45) days. If the Parties do not promptly agree upon a mediator and a place of mediation, the mediation shall be administered by the American Arbitration Association in San Jose, California.

5.8 Entire Agreement. This Agreement, along with Exhibits attached hereto, and the License Agreement contain the entire understanding of the Parties and supercedes and cancels all prior understandings, promises and agreements with respect to the subject matter hereof; on the Effective Date, the Confidentiality Agreement between the Parties dated October 16, 2003 is hereby superceded, provided that all Confidential Information disclosed therein shall be treated as if disclosed under, and subject to the terms of, this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties.

5.9 Headings. The captions to the Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the Sections hereof.

5.10 Waiver. The waiver by either Party hereto of any right hereunder or of a failure to perform or breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other failure or breach whether of a similar nature or otherwise.

5.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.12 Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

NUVELO, INC.:		DENDREON SAN DIEGO LLC:

By:	/s/ Peter S. Garcia	By:	/s/ Mitchell Gold M.D.

Print Name:	Peter S. Garcia	Print Name:	Mitchell Gold M.D.

Title:	Sr VP & CFO	Title:	Chief Executive Officer

Address:	675 Almanor Avenue Sunnyvale, CA 94085	Address:

EXHIBIT A

SHARES

NAME	NUMBER OF SHARES
Dendreon San Diego LLC	789,889